Exhibit 99.1

PRESS RELEASE August 28, 2014	For Immediate Release Contact: Media Relations 631-240-8800 Applied DNA Sciences

Office of Secretary of Defense Awards Applied DNA Sciences Competitive Development Contract on Behalf of DLA    to Prevent Counterfeits in

Six High-Risk Federal Supply Groups

Contract Valued at $2.97 Million Over Two Years

STONY BROOK, NY - August 28, 2014 -- Applied DNA Sciences, Inc. (OTCQB: APDN),

a biotechnology firm that provides DNA-based authentication and security solutions and services, announced today that the company has been awarded a two-year development contract by the Office of the Secretary of Defense on behalf of the Defense Logistics Agency (DLA) in the amount of $2.97 million.

The Rapid Innovation Fund (RIF) project will develop a single authentication platform - APDN's "SigNature® DNA" and complementary technologies - to identify authentic products and deter counterfeits from infiltrating six Department of Defense Federal Supply Groups (FSGs).

Those FSGs are, in order of risk to DLA:

1. FSG 59 (Electrical and Electronic Equipment Components)

2. FSG 31 (Bearings)

3. FSG 25 (Vehicular Equipment Components)

4. FSG 29 (Engine Accessories)

5. FSG 47 (Pipe, Tubing, Hose, and Fittings)

6. FSG 53 (Hardware and Abrasives)

APDN's DNA marking solution currently protects items in DoD Federal Supply Class (FSC) 5962, Microcircuits.  This project will demonstrate APDN's authentication solutions for the other high-risk commodities above.

APDN will perform services such as development, test and evaluation, field trials, and transition to government operations.

About Applied DNA Sciences

APDN is a provider of botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. SigNature® DNA describes the uncopyable marker that is at the heart of all of our security and authentication solutions. SigNature DNA is at the core of a family of products such as DNAnet®, our anti-theft product, SigNature® T, targeted toward textiles, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence and can be used to prosecute perpetrators.

The statements made by APDN may be forward-looking in nature. Forward-looking statements describe APDN's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN's SEC reports and filings, including our Annual Report on Form 10-K filed on December 20, 2013 (amended on May 1, 2014) and our subsequent quarterly reports on Form 10-Q/A (for the quarterly period ended December 31, 2013) and Form 10-Q. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

media contact Mitchell Miller, 631-240-8818

investor contact  Debbie Bailey, 631-240-8817

web www.adnas.com

twitter @APDN, @APDNInvestor.